EXHIBIT 99.4

iTrackr Systems, Inc.’s President Jeremy Brooks to be Featured on “The Big Biz Show”

DEERFIELD BEACH, Fla. March 5, 2012 --iTrackr Systems, Inc. (OTCBB: IRYS) (“iTrackr” or the “Company”), an e-commerce and social media software and services company, today announced that the Company’s President Jeremy Brooks will be featured and interviewed by phone live on “The Big Biz Show” today, March 5th at (insert time) EST.

“The Big Biz Show,” hosted by San Diego TV personalities Bob “Sully” Sullivan and Russ T Nailz, was named TOP TEN Financial Radio Talk Shows by TALKERS magazine. The weekday show is broadcasted in 30 million cable homes, and is available online as well as on the radio.

Jeremy Brooks, President of iTrackr Systems, Inc. commented, “I’m thrilled that iTrackr has been selected for a segment on “The Big Biz Show”. To showcase our unique “consumer meets local merchant” direct deals platform to millions of viewers and listeners is truly a wonderful opportunity, and I look forward to communicating the value of iTrackr with their vast audience.”

To see the interview live, go to www.bigbizshow.com and click on “Watch Us Live.”

ABOUT ITRACKR SYSTEMS, INC.:

iTrackr Systems, Inc. is an e-commerce and social media software and services company. The company built and now operates iTrackr.com, a direct deals platform containing over a million business profiles, designed to enable consumers and their local merchants the ability and independence to negotiate discounts directly when they want and how they want. In addition, through its wholly owned subsidiary, RespondQ, the company provides cutting edge chat technology via licensing and is the first in its class to also offer a Full Service and Pay for Performance model to qualifying site owners. The Company was founded in 2006 and is headquartered in Deerfield Beach, Florida. For more information, please visit: http://www.itrackrsystems.com/

Forward Looking Statements

Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Although we believe that the expectations and assumptions upon which they are based are reasonable, we can give no assurance that such expectations and assumptions will prove to have been correct.

Contacts

iTrackr Systems Inc. / RespondQ
Jeremy Brooks, President, 888-505-9796
info@itrackrsystems.com

Financial Insights
Thad Morris, 877-723-5542